Exhibit 10.1

SECURED PROMlSSORY NOTE

$407, 151.26	Dated: September 8, 2009

FOR VALUE RECEIVED, the undersigned, Sanomedicas International Holdings Inc., a Delaware corporation ("Maker"), hereby promises to pay to the order of CLSS HOLDINGS LLC, a Florida limited liability company, or its assigns ("Holder") the principal of Four Seven Thousand One Hundred Fifty One and Twenty Six Cents ($407,151.26) (as may be increased pursuant to Section 5 hereof, the "Principal Amount")together with interest, on or by the earlier of such date hereinafter referred to the "Maturity Date"): (i) an Event of Default (as defined herein); and (ii) March 7, 2011; as set forth below.

1. The unpaid principal amount of this Note together with any unpaid interest shan (unless converted pursuant to Section 3 hereof) become immediately due and payable upcn the Maturity Date. Principal shall be payable in lawful money of the United States of America in immediately available funds, without any deduction, setoff or counterclaim at the address of Holder specified herein.

2.  This Note shall bear interest on the upnapid principal amount hereof at the rate of 9% per annum computed on the basis of the actual number of days elapsed and a year of 365 days; provided, however, that upon the occurance and during the continuance of an Event of Default, interest shall accrue on the unpaid principal amount of this Note, from the date of such default (which date shall be calculated, for the purpose of this Section 2 only, without reference to the period of days for the giving notice) until the earlier of the date the principal sum is paid in full or, or if applicable, the date such default is cured, at the rate of 20% per annum (but not higher than the applicable maxmium rate provided by law).

3. The Holder of this Note is entitled, at its option, at any time after the issuance of this Note, to convert all or any lesser portion of the outstanding Principal Amount and accrued but unpaid Interest into common stock of the Maker (the "Common Stock") at a conversion price (the "Conversion Price") for each share of Common Stock equal to at a price (subject to adjustment for any merger, stock split, stock divdend or other recapitalization) which is the lesser of: (i) a 45% discount to the average closing bid price for the Common Stock for the three trading days before the day that the Holder requests conversion, and (ii) $0.25 (the "Conversion Price"). The Common stock into which the Note is converted shall be referred to in this agreement as "Conversion Shares." For purpose of this section, the closing bid price of the Common Stock shall be the closing bid price as reported by the Nasdaq Stock Market, or the closing bid price in the over-the-counter market (or other electronic quotation system) or, if the Common Stock is listed on another stock market or exchange, the closing bid price on such exchange as reported in the Wall Street Journal. The Holder may convert this Note into Common Stock by surrending the Note to the Maker, with the form of conversion notice attached to the Note as Exhibit A, executed by the Holder of the Note evidencing such Holder's intention to convert the Note.

The Maker will not issue fractional shares or scrip representing fractions of shares of Common Stock on conversion, but the Maker will round the number of shares of Common Stock issuable up to the nearest whole share. The date on which a Notice of Conversion is given shall be deemed to be the date on which the Holder notifies the Maker of its intention to so convert by delivery, by fascmile transmission or otherwise, of a copy of the Notice of Conversion. Notice of Conversion may be sent by facsimile to the Maker, Attn: Mr. Keith Houlihan Fax.: 305-433-5129. Upon receipt of the Notice of Conversion, the Maker shall immediately cause the issuance of the shares of common stock subject to the notice. The Holder will deliver this Note, together with original executed copy of the Notice of Conversion, to the Maker within three (3) business days following the Conversion Date.

The principal amount of this Note may not be prepaid without the express written consent of the Holder.

4. This Note is secured by that certain Pledge and Security Agreement between the parties hereto and dated as of the date hereof (the "Security Agreement"). This Note and the Security Agreement and any ancillary documents into in connection therewith, each as amended, extended or modified from time to time, are referred to collectively herein as the "Transaction Documents".

5. The unpaid Principal Amount of this Note (as increased by the immediately preceding sentence), the accrued interest thereon and all other obligations of Maker hereunder (collectively, the "Obligations"), at the option of Holder, shall become immediately due and payable upon occurrence of of the following events of default ("Events of Default"):

(a) Maker shall fail to pay: (i) any principal or accrued interest under this Note within fifteen (15) days after the due date for payment of same; or (ii) any of the other monetary obligations to be paid by it under this Note or any of the other Transaction Documents within fifteen (15) of the due date for paymentof same.

(b) Maker shall default in the observance or performance of any material agreements, covenants,  or conditions in this Note, any Transaction Docment or in any other document or instrument referred to herein or therein (including but not limited to the conversion obligations; except the failure to pay obligations) and fail to cure such default within five (5) days of the date Maker obtains notice thereof whether from Holder or otherwise.

(c) Any present or future representation or warranty made by or on of Maker whether contained herein or in of the other Transaction Documents shall be false or incorrect in any material respect when such representation or warranty is made.

(d) The occurrence ofany ofthe following with respect to Maker: insolvency; appointment of a receiver for property; assignment  for the benefit of creditors or admit in writing his inability to pay his debts as they become due; voluntary commencement of proceeding any or insolvency law; commencement of any proceeding under any bankruptcy or insolvency law and if such involuntary proceeding is not dismissed within 45 days or the relief requested is granted; entry of a court order which enjoins or restrains the conduct ofbusiness in the ordinary course.

6. Maker shall reimburse Holder for all costs and expenses incurred by Holder and shall pay the reasonable fees, disbursements and out of pocket expenses of counsel to HoIder in connection with the enforcement of Holder's rights hereunder. Maker shall also pay any and all taxes (other taxes on or by net income of the holder of this Note) recording fees, filing charges, search fees or similar items incurred or payable in connection with the execution and delivery of this Note.

7. Maker waives demand, presentment, protest and notice of any kind and consents to the release, surrender or substitution of and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice.

8. Maker shall indemnify, defend and save Holder hannless from and all against any all claims, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees, disbursements and out of pocket expenses) of any nature whatsoever which may be asserted against or incurred by Holder arising out of in any manner occasioned by or any failure by Maker to perfonn any of his obligations hereunder or pursuant to the Transaction Documents.

9.  Maker agrees to do such further acts and to execute and deliver to Holder such additional agreernents, instruments and documents as Holder may reasonably require or deem advisable to effectuate the purposes of this Note, or to confirm to Holder its rights, powers and remedies under this Note.

10. The Maker represents, warrants and covenants to the Holder that: (i) the Maker is a Delaware corporation, validly existing and in good standing under the laws of the State of Delaware; (ii) the Maker has full power and authority to conduct its business and to perform its obligations under this Note; (iii)  this Note has been duly and validly authorized, executed and delivered on behalf of the Maker, and constitutes the legal, valid and binding obligation of the Maker enforceable in accordance with its terms; (iv) the execution and delivery of this Note, the incurrence of the obligations set forth and the of the contemplated herein will not violate or constitute a default under, or a breach of, the Maker's articles of incorporation (as amended), by-laws, or any agreement or instrument by which the Maker or its assets is or may be bound, or any law, rule or regulation applicable to or binding on the Maker. or any order, judgment, writ, ruling or decree of any governmental body having jurisdiction over the Maker or any of its assets; and (v) the Maker has, and all times during the term of this Note shall have, all applicable governmental, regulatory and exchange and other licenses, approvals and memberships and has made, and at all times during the term of this Note shall make renew, and keep current, all filings and registrations with governmental bodies required to conduct its business and to perform obligations under this Note.

11. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered or personally by messenger, by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

(i) If to Maker, one copy to:

16. This Note and all its provisions, rights and obligations shall be binding upon and shall inure the benefit of the parties hereto and their respective successors, assigns and legal representatives. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any to enforce any of the provisions of this Agreement.

17. If any provision of this Note for any reason be held to be illegal, invalid or unenforceable, such illegality shall not any affect any other provision of this Note, but this Note shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

IN WITNESS WHEREOF, the undersigned execnted this Secured Promissory Note as of the date first written above.

ATTEST:	MAKER:
Sanomedics International Holdings, Inc.

/s/ Maritzel De Castro	By: /s/ Keith Houlihan
Maritzel De Castro	Keith Houlihan
COMMISSION #DD923738	Chairman, President
EXPIRES: SEP. 09, 2013
www.aaronnotary.com

EXHIBIT A
Conversion Notice

Reference to the Secured Note by SANOMEDICS INTERNATIONAL
HOLDINGS INC. (the ''Note'').

In accordance with and pursuant to the Note, the undersigned hereby elects to convert a portion or all of the principal balance of the Note, indicated below into shares of Common Stock (the "Common Stock"), of SANOMEDICS INTERNATIONAL HOLDINGS INC., by tendering the Note below as of the date specified below.

Date of Conversion:

Principal Amount to beconverted:             $

Please confirm the following information:

Conversion Amount:
Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into the Note is being converted in the name of the Holder of the Note and to the following address:

Authorization:
Holder:
CLSS Holdings LLC

By: ___________
Name: Craig Sizer
Title: President
19501 W. Country Club Drive #1610
Aventura, Florida 33180

Date:

Accepted by:

SANOMEDICS INTERNATIONAL HOLDINGS INC.

By:
Keith Houlihan
Chairman, President
Accepted as of:

Schedule to Exhibit 10.1

This form of Note was used to evidenced the following additional secured obligations of the Company:

Date	Principal Amount	Payee

December 7, 2009	$117,163.79	CLSS Holdings, LLC
April 6, 2010	245,116.00	CLSS Holdings, LLC
June 30, 2010	223,500.00	CLSS Holdings, LLC